Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EURONET WORLDWIDE, INC.,

GENESIS MERGER SUB INC.

and

CORECARD CORPORATION

dated as of

July 30, 2025

1

i

Section 4.18. Environmental Matters	43
Section 4.19. Customers; Suppliers	44
Section 4.20. Insurance	44
Section 4.21. Information Supplied	59
Section 4.22. Opinion of Financial Advisor	45
Section 4.23. State Takeover Statutes; Anti-Takeover Plans	45
Section 4.24. Related Party Transactions	45
Section 4.25. Finders and Brokers	45
Section 4.26. Product Warranty and Service Level Obligations.	46
Section 4.27. No Other Representations	46
Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	47
Section 5.1. Qualification, Organization, etc	47
Section 5.2. Corporate Authority	47
Section 5.3. Governmental Consents; No Violation	48
Section 5.4. Capital Stock	48
Section 5.5. SEC Filings; Financial Statements; Undisclosed Liabilities	49
Section 5.6. Internal Controls and Procedures	50
Section 5.7. No Undisclosed Liabilities	50
Section 5.8. Absence of Changes	51
Section 5.9. Compliance with Law; Permits	51
Section 5.10. Litigation; Orders	51
Section 5.11. Information Supplied	52
Section 5.12. Intended Tax Consequences	52
Section 5.13. Finders and Brokers	52
Section 5.14. Stock Ownership	52
Section 5.15. No Merger Sub Activity	52
Section 5.16. Tax Matters.	52
Section 5.17. No Other Representation	54

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2025, is by and among EURONET WORLDWIDE, INC., a Delaware corporation (“Parent”), GENESIS MERGER SUB INC., a Georgia corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), and CORECARD CORPORATION, a Georgia corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that the Parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, in connection with the Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Converted Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (b) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (d) resolved to recommend that the Company Stockholders vote to adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub, and Parent, as the sole stockholder of Merger Sub, have approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective stockholder(s);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

2

Article I
CERTAIN DEFINITIONS

Section 1.1.  Definitions. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Article I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof with the Company that contains terms that (a) taken as a whole, are not materially less favorable in the aggregate to the Company than the corresponding terms contained in the Confidentiality Agreement (it being understood that the Company shall use commercially reasonable efforts to procure that such confidentiality agreement contain a “standstill” or similar provision, except that such provision may include an exception solely to the extent necessary to allow a Person to make a non-public proposal to the Company Board of Directors), and (b) do not in any way restrict the Company or its Representatives from complying with its obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal, or indication of interest in making a proposal or offer, by any Person (as such term is used in Section 6.4) (other than a proposal or offer by Parent, Merger Sub or their respective affiliates) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares) or any acquisition or purchase by any Person, directly or indirectly, of the voting or equity  securities of any Company Subsidiary whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole, (b) any merger (including a reverse merger in which the Company is the surviving corporation), consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company (or any of the Company Subsidiaries) and a Person pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares), (c) any sale, lease, exchange, spin-off, transfer or other disposition to a Person of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries, in the aggregate (measured by the fair market value thereof and including equity interests of any Company Subsidiaries) or to which twenty (20%) or more of the Company and the Company Subsidiaries’ net revenues or net income on a consolidated basis are attributable, (d) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution) or recapitalization or other significant corporate reorganization of the Company or one or more of the Company Subsidiaries which, individually or in the aggregate, generate or constitute twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; or (e) any combination of the foregoing.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

3

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any U.S., foreign or international jurisdiction.

“Business” means the businesses conducted by the Company and its Subsidiaries as of the date of this Agreement.

“Business Data” means all data processed, collected, controlled, stored or disseminated by, or on behalf of, the Company or any Company Subsidiary, including any Personal Information or other data or information in connection with the Company Software Products.

“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or the State of Georgia or is a day on which banking institutions located in the State of New York or the State of Georgia are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Articles” means the Amended and Restated Articles of Incorporation of the Company, as amended, in effect on the date hereof.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, retention, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case, for the benefit of current or former employees, directors or individual consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent).

“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.

“Company Equity Awards” means the Company RSU Awards and Company Stock Option Awards.

“Company Equity Plans” means the Company’s 2015 Employee Stock Incentive Plan, 2011 Non-Employee Directors Stock Option Plan, 2020 Non-Employee Directors’ Stock Incentive Plan, 2022 Employee Stock Incentive Plan and 2025 Employee Stock Incentive Plan.

“Company Governing Documents” means the Company Bylaws and the Company Articles.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by (or claimed by the Company to be owned by) the Company or any Company Subsidiary or used by the Company or any Company Subsidiary in connection with the Business, including all Intellectual Property Rights in and to Company Technology.

4

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on  the financial condition, business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents, or would reasonably be expected to prevent, the ability of the Company to consummate the Transactions, including the Merger; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur as described in clause (i) above: (a) any changes in general United States, regional or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes in general political, regulatory or legislative conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded by the other clauses of this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, any hurricanes, tornados, tsunamis, floods, volcanic eruptions, earthquakes, nuclear incidents, weather conditions, or other natural or man-made disasters, pandemics (including the COVID-19 pandemic) or other force majeure events, including any worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of this Agreement or the Transactions (it being understood that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (i) any action or failure to take any actions which action or failure to act is requested in writing by Parent or any action required by, or the failure to take any action prohibited by, the terms of this Agreement (other than Section 6.1(a)), (j) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company or any Company Subsidiary in and of itself (provided that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), and (k) any reduction, termination modification or failure to renew any relationship or Contract with the Company by any customer or licensee of the Company, or any notice by any customer or licensee of the Company of any of the foregoing; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

5

“Company RSU Award” means each restricted stock unit award covering shares of Company Common Stock and granted by the Company.

“Company Software Products” means all proprietary Software products and related services of the Company or any Company Subsidiary that (a) are currently offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company or any Company Subsidiary, (b) are currently used in connection with the Business or (c) are currently under development by or for the Company or any Company Subsidiary.

“Company Stock Option Award” means each stock option award covering shares of Company Common Stock and granted by the Company.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Technology” means any and all Technology used by the Company or any Company Subsidiary.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 2, 2025, between Parent and the Company, as it may be amended, modified or supplemented from time to time.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature. For the avoidance of doubt, “Contract” shall not include any purchase order, statement of work or invoice issued or received in the ordinary course of business and consistent with past practice.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign laws or regulations.

“Data Security Requirements” means all of the following to the extent relating to the access, collection, processing, recording, organization, adaptation, alteration, storage, transfer, retrieval, disclosure, dissemination, combination and/or use of data or otherwise relating to data security, cyber security, e-commerce, privacy or security breach notification requirements: (a) the written rules, policies and procedures of any of the Companies promulgated by those with management authority within the Company or any Company Subsidiary; (b) all Laws and/or industry self-regulatory programs that are applicable to the Company or any Company Subsidiaries; and (c) Contracts pursuant to which the Company or any of Company Subsidiaries is a party including, without limitation, any data protection agreements with customers or suppliers.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

6

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, including human health and safety, and any other environmental medium or natural resource).

“Environmental Law” means any and all applicable Laws (a) relating to reclamation or restoration of property; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring the protection of human health and safety from environmental hazards; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; Releases or threatened Releases, (b) relating to manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, or (c) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export Controls” means all applicable export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“Exchange Ratio” means the number of shares of Parent Common Stock being issued for each share of Company Common Stock as the Per Share Stock Consideration, determined as follows: (a) if the Parent Stock Price is equal to or less than $95.4798, 0.3142; (b) if the Parent Stock Price is greater than $95.4798 but less than $107.7997, the quotient obtained by dividing $30.00 by the Parent Stock Price, rounded to four decimal places; or (c) if the Parent Stock Price is greater than or equal to $107.7997, 0.2783.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, provincial or foreign government or any entity exercising executive, legislative, judicial, arbitral, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, (c) any agency, division, bureau, department, committee, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices) or (d) quasi-governmental, self-regulatory agency, commission or authority, including any national securities exchange or national quotation system.

7

“Hazardous Substances” means any pollutant, chemical, substance, material or waste, whether consisting of solid, liquid, gas or vapor, that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or subject to regulation, control or remediation under, any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, asbestos-containing material, urea-formaldehyde and urea-formaldehyde-containing material, lead paint, polychlorinated biphenyls (or PCBs), dioxins, hydrogen sulphide, arsenic, cadmium, lead, mercury, dibenzofurans, heavy metals, mold, mold spores and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, at a particular time, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all finance lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof (assuming they were terminated on the date of determination).

“Intellectual Property Rights” means all rights throughout the world in, arising out of, or associated with any of the following: (a) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (b) all trade secret rights and other rights in know-how and confidential or proprietary information or in information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”); (c) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (f) all rights in World Wide Web addresses and domain names and registrations therefor; (g) all Trademarks; (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; and (i) all actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

8

“IT Systems” means all information technology and computer systems (including the hardware, software, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other telecommunications or information technology equipment) relating to the transmission, storage, maintenance or analysis of data in electronic format owned and controlled by the Company or any Company Subsidiary.

“Knowledge” means, with respect to any Party, the actual knowledge of a vice president or more senior officer (or persons performing similar functions) after reasonable inquiry.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any similar nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law, but excluding restrictions on transfer arising under applicable securities laws.

“Material Inbound IP Contractual Obligations” means the Contracts described in Section 4.17(a)(xii)(B).

“Material Outbound IP Contractual Obligations” means the Contracts described in Section 4.17(a)(xii)(A).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Non-Scheduled Licenses” means: (a) standard form Contracts with an annual license fee or replacement value of less than $50,000 granting the Company or a Company Subsidiary non-exclusive rights to use off-the-shelf technology made generally available on commercially reasonable terms, (b) Open Source Licenses, (c) confidentiality agreements (where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the examination and evaluation of confidential information) entered into in the ordinary course of business consistent with past practice, (d) Contracts with consultants, contractors or vendors where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in the ordinary course of business consistent with past practice for the purpose of the counterparty’s provision of products or services to the Company or its Subsidiaries and that are customary for the product or service provided and (e) intellectual property assignment and confidentiality agreements with employees substantially in the form of the Company’s or its Subsidiaries’ then-current form of agreement as made available to Parent.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License, the MIT License or any other license that includes similar terms.

“Outside Date” means January 30, 2026.

“Parent Common Stock” means the common stock, par value $0.02 per share, of Parent.

9

“Parent Equity Awards” means the Parent RSU Awards and Parent Stock Option Awards.

“Parent Equity Plan” means the Parent 2006 Stock Incentive Plan.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on  the financial condition, business, assets, liabilities or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) prevents, or would reasonably be expected to prevent, the ability of Parent or Merger Sub to consummate the Transactions, including the Merger; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur as described in clause (i) above: (a) any changes in general United States, regional or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which Parent and the Parent Subsidiaries operate, (c) any changes in general political, regulatory or legislative conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded by the other clauses of this definition of a “Parent Material Adverse Effect” may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, any hurricanes, tornados, tsunamis, floods, volcanic eruptions, earthquakes, nuclear incidents, weather conditions, or other natural or man-made disasters, pandemics (including the COVID-19 pandemic) or other force majeure events, including any worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of this Agreement or the Transactions (it being understood that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (i) any action or failure to take any actions which action or failure to act is requested in writing by Company or any action required by, or the failure to take any action prohibited by, the terms of this Agreement, and (j) any change in the price or trading volume of shares of Parent Common Stock or any other publicly traded securities of Parent or any Parent Subsidiary in and of itself (provided that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (e) and (g), if such Effect has had a disproportionate adverse effect on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Parent Preferred Stock” means the preferred stock, par value $0.02 per share, of Parent.

10

“Parent RSU Award” means each restricted stock unit award covering shares of Parent Common Stock and granted by Parent.

“Parent Stock Option Award” means each stock option award covering shares of Parent Common Stock and granted by Parent.

“Parent Stock Price” means the volume weighted average price per share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the period of the fifteen (15) consecutive trading days ending on and including the second full trading day prior to the Effective Time.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Permitted Liens” means any (a) Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) Lien which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (c) Lien that is specifically disclosed in the Company SEC Documents as of the date hereof as securing indebtedness or liabilities reflected in the most recent consolidated balance sheet of the Company or the notes thereto included in Company SEC Documents as of the date hereof, (d) Lien which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (e) with respect to real property, Lien which is imposed on the underlying fee or other interest in real property subject to a real property lease, (f) Lien that arises as a result of a non-exclusive license or other non-exclusive grant of rights in the ordinary course of business under Intellectual Property Rights, (g) with respect to real property, any irregularities, zoning and land use covenants and conditions, easements, rights-of-way, non-monetary encumbrances and minor title defects, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Company’s business at such real property, as presently conducted, or materially detract from the value of the real property, and (h) Liens securing any indemnity obligation, surety bond or letter of credit with respect to obligations incurred by the Company and the Company Subsidiaries in the ordinary course of business.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means any information that (a) identifies or relates to an individual who can be identified directly or indirectly from that data alone or in combination with other information in the Company’s possession or control or (b) applicable Laws otherwise define as protected personal information or nonpublic personal information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings (whether civil, criminal or administrative), in each case, by or before any Governmental Entity.

11

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment.

“Remedial Action” shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response or remedial work, in each case in relation to environmental matters.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, financing sources and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements, and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals, and training materials relating to any of the foregoing.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to seventy percent (70%) and thirty percent (30%), respectively) made in writing, after the date hereof, by a third party (other than Parent, Merger Sub or their respective affiliates), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account all relevant factors (including the identity of the purchaser, all the terms and conditions of such Acquisition Proposal (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement, and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.4).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 14-2-1132 of the GBCC.

12

“Tax” or “Taxes” means (i) all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, any income (whether on or based upon net income, gross income, earnings or profits or otherwise), franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, capital stock, wealth, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, value-added, occupation, premium, environmental, disability, real property, personal property, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, (ii) any liability for the payment of any amount of a type described in clause (i) of this definition arising from the application of Treasury Regulations Section 1.1502-6, being or having been a member of any consolidated, combined, unitary or other group, or any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person as a transferee or successor, by Contract or otherwise and (iii) in each of clauses (i) and (ii), together with any applicable interest, penalties, additions to tax or fines and any additional amounts imposed by any Taxing authority with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Tax authority with respect to Taxes, including any schedule, attachment or amendments.

“Technology” means all inventions, works, discoveries, innovations, know-how, technical information (including research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, graphics, illustrations, artwork, documentation, and manuals), Software, computer hardware, electronic, electrical, and mechanical equipment, artificial intelligence and decision making methods and processes, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Fee” means an amount in cash equal to $7,500,000.

“Trademarks” means all trademarks, service marks, trade names, service names, trade dress, logos, and other identifiers of the source or origin of goods and services, and all statutory, federal, common law, and rights provided by international treaties or conventions, in any of the foregoing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

13

Section 1.2.  Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement:

401(k) Termination Date	Section 7.7(c)
Agreement	Preamble
Base Amount	Section 7.4(c)
Book-Entry Share	Section 3.1(a)
Cancelled Shares	Section 3.1(b)
Capitalization Date	Section 5.4(a)
Certificate of Merger	Section 2.3
Certificate	Section 3.1(a)
Change of Recommendation	Section 6.4(b)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Acquisition Agreement	Section 6.4(b)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Leases	Section 4.16(b)
Company Permits	Section 4.9(b)

14

Company Registrations	Section 4.14(a)
Company SEC Documents	Section 4.5(a)
Company Special Stock	Section 4.2(a)
Company Stockholder Approval	Section 4.3(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 7.12(b)
Continuing Employees	Section 7.7(a)
Converted Shares	Section 3.1(b)
Copyrights	Definition of Intellectual Property Rights
DOJ	Section 7.2(c)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(b)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Form S-4	Section 4.21
FTC	Section 7.2(c)
GAAP	Section 4.5(b)
GBCC	Recitals
Indemnified Parties	Section 7.4(a)
Intervening Event	Section 6.4(e)
Leased Real Property	Section 4.16(b)
Material Contracts	Section 4.17(a)
Material Customer	Section 4.19(a)

15

Material Supplier	Section 4.19(b)
Material Supplier Agreement	Section 4.19(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Merger Sub Shares	Section 3.1(c)
Nasdaq	Section 3.1(e)
New Plans	Section 7.7(b)
OFAC	Section 4.9(e)
Old Plans	Section 7.7(b)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent SEC Documents	Section 5.4(a)
Parties	Preamble
Party	Preamble
Patents	Definition of Intellectual Property Rights
Proxy Statement	Section 4.21
Relevant Matters	Section 10.9(a)
Restricted Parties	Section 4.9(f)
Sarbanes-Oxley Act	Section 4.5(a)
Stock Option Consideration	Section 3.4(c)
Surviving Company	Section 2.1
Surviving Company Stock	Section 3.1(b)
Trade Secrets	Definition of Intellectual Property Rights
Transactions	Recitals
Union	Section 4.11(a)
willful breach	Section 9.2(a)

16

Article II
THE MERGER

Section 2.1.  The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the GBCC, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be, directly or indirectly, a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the GBCC.

Section 2.2.  The Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., New York City time, at the offices of Stinson LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106, on the third (3rd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another time, date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3.  Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Georgia as provided under the GBCC and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the GBCC in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4.  Governing Documents. At the Effective Time, subject to Section 7.4, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 7.4); provided that the name of the Surviving Company shall be “CoreCard Corporation”.

Section 2.5.  Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

17

Article III
TREATMENT OF SECURITIES

Section 3.1.  Treatment of Capital Stock.

(a)                Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Converted Shares) shall be automatically converted into the right to receive: (i) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.1(e); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 3.2(g), subject to the withholding Tax provisions of Section 3.5. From and after the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock (other than any Cancelled Shares and any Converted Shares) will be cancelled and retired and will cease to exist, and, subject to Section 3.1(b), each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 3.2, (B) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.1(e), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 3.2(g).

(b)               Certain Company Common Stock. At the Effective Time, each share of Company Common Stock that is, immediately prior to the Effective Time, owned or held in treasury by the Company or is owned by Parent or Merger Sub (collectively, the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. At the Effective Time, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) such that the ownership percentage of any such Subsidiary in the Surviving Company shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c)                Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock. From and after the Effective Time, all certificates representing Merger Sub Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

(d)               Adjustment to Merger Consideration. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, any stock dividend or distribution paid in stock, or any extraordinary cash dividend or distribution, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

18

(e)                Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 3.2(a) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the Nasdaq Stock Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time.

Section 3.2.  Exchange Procedures.

(a)                Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall select an exchange agent (the “Exchange Agent”) to act as the agent for the payment the Merger Consideration for the Certificates and the Book-Entry Shares. At or promptly after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock to be issued as the Per Share Stock Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 3.1(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Common Shares may be entitled pursuant to Section 3.2(g) for distributions or dividends, on the Parent Common Stock to which they are entitled to pursuant to Section 3.1(a), with both a record and payment date after the Effective Time and prior to the surrender of the Company Common Shares in exchange for such Parent Common Stock. Such cash and shares of Parent Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.2(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b)               Procedures for Surrender; No Interest. Promptly after the Effective Time, but in no event later than three (3) Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1(a) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 3.1(e), and any dividends or other distributions pursuant to Section 3.2(g) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

19

(c)                Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)               Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)                Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.

(f)                Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)               Distributions with Respect to Unsurrendered Shares of Company Common Stock. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Company Common Share until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.2(h)) or Book-Entry Share is surrendered for exchange in accordance with this Section 3.2. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Common Shares in accordance with this Section 3.2, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(h)               Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 3.1(a).

20

Section 3.3.  No Appraisal Rights. In accordance with Section 14-2-1302 of the GBCC, no appraisal or dissenter’s rights shall be available with respect to the Merger or the Transactions.

Section 3.4.  Treatment of Company Equity Awards.

(a)                Immediately prior to the Effective Time, pursuant to the applicable Company Equity Plan, by virtue of the Merger and without any further action on the part of the holder, each Company RSU Award that is outstanding and unvested immediately prior to the Effective Time shall become vested and shall automatically, without any action on the part of the holder thereof, be cancelled in consideration for the right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time (treating such Company RSU Awards in the same manner as outstanding shares of Company Common Stock for such purposes).

(b)                The Merger Consideration to be issued or paid by Parent with respect to Company RSU Awards will be issued and paid by Parent to the applicable holder within five (5) Business Days following the Effective Time. Any required Tax withholding associated with the Merger Consideration in respect of Company RSU Awards will be satisfied by Parent’s withholding from the number of whole shares of Parent Common Stock otherwise issuable to the holder of such Company RSU Awards, a number of shares of Parent Common Stock with a then current trading value not exceeding such applicable Tax withholding obligation amount, with any remainder Tax withholding amount less than the value of a whole share of Parent Common Stock to be satisfied through payroll withholding by Parent or the Surviving Corporation.

(c)                Each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable immediately prior to, but subject to the occurrence of, the Effective Time, shall be automatically terminated and cancelled at the Effective Time and shall cease to exist or be outstanding, and shall be automatically converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of such Company Stock Option immediately prior to the Effective Time by (ii) the excess of (x) the product of the Exchange Ratio multiplied by the Parent Stock Price over (y) the per share exercise price of such Company Stock Option immediately prior to the Effective Time (the “Stock Option Consideration”).

(d)               The Surviving Company shall, and Parent shall cause the Surviving Company to, pay the Stock Option Consideration (and, in accordance with the terms of the applicable Company Stock Option Award) to each holder of a Company Stock Option Award entitled to the Stock Award Consideration, in each case, subject to applicable withholdings pursuant to Section 3.5, if such holder was awarded the Company Stock Option Award as an employee of the Company or any of the Company Subsidiaries, through the payroll of the Surviving Company or any of the Company Subsidiaries, as applicable, as soon as practicable following the Effective Time (but in any event not later than five (5) business days after the Effective Time) and if such holder was not awarded the Company Stock Option Award as an employee of the Company or any of the Company Subsidiaries, then Parent shall cause the Exchange Agent to make such applicable payment within five (5) business days following the Effective Time.

(e)                Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU Award or Company Stock Option Award which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU Award or Company Stock Option Award if required in order to comply with Section 409A of the Code.

(f)                Prior to the Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Equity Awards as contemplated by this Section 3.4.

21

Section 3.5.  Withholding. Each of the Company, Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. Other than with respect to a compensatory payment, Parent shall provide written notice to the Company of any intent to deduct and withhold at least five (5) days prior to the Closing Date to enable the Company to provide the necessary documentation to eliminate or reduce any such withholding in accordance with applicable Law. To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.6.  Intended Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g).

Article IV
REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC on or after December 31, 2024 and publicly available at least one (1) business day prior to the date hereof (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections) or (y) the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 4.1.  Qualification, Organization, Subsidiaries, etc.

(a)                The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Georgia. The Company (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for any such failures to have such power and authority or to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is in compliance in all material respects with the Company Governing Documents.

22

(b)               Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each in effect as of the date hereof. Each such certificate of incorporation and bylaws, or equivalent organizational or governing documents, is in full force and effect and none of the Company Subsidiaries is in violation of its certificate of incorporation and bylaws, or equivalent organizational or governing documents, in each case, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                All of the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which any Company Subsidiary is a party or is otherwise bound obligating it to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of such Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of any Company Subsidiaries or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, or (iii) redeem or otherwise acquire any shares of capital stock or other equity interests of any Company Subsidiary except, in each case, to another Company Subsidiary. Other than the Company Debt Instruments, there are no outstanding obligations of the Company or of any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of any Company Subsidiary. Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (1) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (2) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person and (3) with respect to each Company Subsidiary, the type of and percentage of interest held by any Person (and the name of such other Person) other than the Company or a Company Subsidiary in each Company Subsidiary (and the name of such other Person).

23

Section 4.2.  Capitalization.

(a)                The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of a special class of stock, par value $0.10 per share (the “Company Special Stock”). As of July 28, 2025, (the “Company Capitalization Date”), (i) (A) 7,792,382 shares of Company Common Stock were issued and outstanding, (B) 1,240,261 shares of Company Common Stock were held in the Company’s treasury, (C) Company RSU Awards covering 477,073 shares of Company Common Stock were outstanding, (D) Company Stock Options covering 59,000 shares of Common Stock were outstanding, and (ii) 909,845 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans. No shares of Company Special Stock were issued or outstanding. No shares of capital stock of the Company are held by any of the Company Subsidiaries. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.2(a) as of the date hereof and except for Company Common Stock that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement or as agreed to in writing by Parent, the Company has no capital stock reserved for, or subject to, issuance.

(b)               As of the date hereof, except (x) as set forth in Section 4.2(a) and (y) for the shares of Company Common Stock that have become outstanding after the Company Capitalization Date and prior to the date hereof as a result of issuances of shares of Company Common Stock pursuant to the vesting or settlement, as applicable, of Company Equity Awards outstanding as of the Company Capitalization Date (and set forth in Section 4.2(a)(ii) and issued in accordance with the terms of such Company Equity Award and the applicable Company Equity Plan as in effect as of the date hereof): (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests or (C) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company.

(c)                Neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(d)               There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge as of the date hereof, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company.

24

Section 4.3.  Corporate Authority.

(a)                The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for (x) the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company Stockholders’ Meeting (which may be a virtual meeting) (the “Company Stockholder Approval”) and (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.4).

(b)               This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4.  Governmental Consents; No Violation.

(a)                Other than in connection with or in compliance with (i) the GBCC, including the filing of the Certificate of Merger, (ii) the filing of the Form S-4 and Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and other requisite clearances or approvals under other applicable requirements of other Antitrust Laws and (vi) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

25

(b)               Except as set forth on Section 4.4(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof by the Company will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Material Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.  SEC Reports and Financial Statements.

(a)                Since January 1, 2022, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2022, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any schedule, form, report, statement, prospectus, registration statement or other document with the SEC. As of the date of this Agreement, to the Company’s Knowledge, there have not been any material complaints or concerns made through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law, that remain outstanding or unresolved.

26

(b)               The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated balance sheets of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)                The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received since January 1, 2022 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)               Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

27

Section 4.6.  Internal Controls and Procedures. The Company has established, and at all times since January 1, 2022 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2022, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the Audit Committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent) (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2022, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls. Further, there have been no material weaknesses or significant deficiencies identified by the Company’s external auditor since January 1, 2022.

Section 4.7.  No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2024 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2024 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8.  Absence of Certain Changes or Events.

(a)                From December 31, 2024 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               From December 31, 2024 through the date hereof, (i) the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 6.1(b) (other than clauses (v), (vi), (xi), (xiii) (but only with respect to settlements), (xv), (xviii) or (xxiv) of Section 6.1(b) (in the case of clause (xxiv) of Section 6.1(b), solely to the extent relating to any of the foregoing clauses of Section 6.1(b))).

28

Section 4.9.  Compliance with Law; Permits.

(a)                The Company and each Company Subsidiary are and have been since January 1, 2020 in compliance with and not in default under or in violation of any Laws (including Environmental Laws, employee benefits and labor Laws, other than with respect to any Multiemployer Plan) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               The Company and the Company Subsidiaries are and have been since January 1, 2020 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)                Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

29

(d)               Since January 1, 2020, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except, with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has established and maintains compliance programs and reasonable internal controls and procedures intended to comply with the requirements of applicable Anti-Corruption Laws.

(e)                Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since January 1, 2020, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f)                Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (i) is, or is owned or controlled by, a Person or entity subject to the sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (ii) has, since January 1, 2020, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, since January 1, 2020, received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since January 1, 2020, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

30

(g)               The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

(h)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Software Products have materially complied and are in compliance in all material respects with applicable Law and any users of the Company Software Products have been able to, and will be able to, comply in all material respects with applicable Law through such use. No notices have been received by and, to the Company’s Knowledge, no claims have been filed against, the Company alleging a material violation of any Law applicable or with respect thereto.

Section 4.10.  Employee Benefit Plans.

(a)                Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material Company Benefit Plan. With respect to each material Company Benefit Plan (other than any Multiemployer Plan), the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and material amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation and (iv) all material filings and correspondence with any Governmental Entity received in the five (5) year period prior to the date of this Agreement.

(b)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans (other than any Multiemployer Plan) has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder and (ii) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP. As of the date hereof, to the Company’s Knowledge, there are no pending, or threatened or anticipated claims, actions, governmental investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                No material liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full. Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(d)               Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under “common control” (within the meaning of Section 4063 of ERISA).

31

(e)                Except as set forth on Section 4.10(e) of the Company Disclosure Letter, and expect as has not had, and would not reasonably be expect to, individually or in the aggregate, result in any material liability to the Company, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f)                Each Company Benefit Plan (other than any Multiemployer Plan) that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification or may rely upon a favorable protype opinion letter form the IRS as to is qualified status, and to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to result in the loss of the qualified status of any such plan. Each such favorable determination letter has been made available to Parent.

(g)               Except as set forth on Section 4.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event), except as required or contemplated by the terms of this Agreement, will (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment and (iii) that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)                 No Company Benefit Plan is a defined benefit plan.

(j)                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(k)               Except as has not, and would not reasonable be expected to, individually or in the aggregate, result in any material liability to the Company, the Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

32

Section 4.11.  Labor Matters.

(a)                The Company and the Company Subsidiaries do not have any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees with respect to the wages, hours or other terms and conditions of employment of any employee. There is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Company or the Company Subsidiaries, or being negotiated, with respect to the Company’s or the Company Subsidiaries’ operation or any employee. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is (or has during the past five (5) years been) subject to a labor dispute, strike or work stoppage and to the Company’s Knowledge, none is threatened, and (ii) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b)               The Company and each Company Subsidiary are and have been since January 1, 2020 in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, immigration, employment discrimination, disability rights and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                To the Company’s Knowledge, neither the Company nor any Company Subsidiary has received in writing any allegations of sexual harassment against any director, officer or employee of the Company or any of the Company Subsidiaries, except as has not resulted or would not be expected to result in a material liability to the Company. Since January 1, 2020, neither the Company nor any of the Company Subsidiaries has been involved in any litigation, private dispute resolution procedure, or administrative agency proceeding, or entered into any settlement agreements, related to allegations of sexual harassment or sexual misconduct by any employee or former employee or other service provider of the Company or any of the Company Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.  Tax Matters.

(a)                Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete.

(b)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Tax authority all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect adequate reserves in accordance with GAAP for Taxes of the Company or any Company Subsidiary as of the date thereof.

33

(c)                Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Tax authority), and (ii) otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d)               There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax matters (including Tax Returns) of the Company or any Company Subsidiary or (ii) deficiency for any Tax that has been assessed by any Tax authority against the Company or any Company Subsidiary with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment), except, in each case, solely with respect to any such claim, litigation, audit, examination, investigation, other proceeding or deficiency arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)                Neither the Company nor any Company Subsidiary has waived or extended (except in either case in connection with any ongoing Tax claim, litigation, audit, examination, investigation or other proceeding) any statute of limitations with respect to the collection or assessment of any material Tax, which waiver or extension has not since expired.

(f)                Within the last three (3) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g)               None of the Company or any Company Subsidiary (i) is a party to, or bound by, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries) or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

34

(h)               There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than statutory Liens for Taxes not yet due and payable or for which adequate reserves in accordance with GAAP are reflected on the consolidated financial statements of the Company or the financial statement of any non-consolidated Company Subsidiary.

(i)                 Within the last three (3) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to material Tax of such type by, or required to file Tax Returns with respect to material Taxes of such type in, such jurisdiction. Neither the Company nor any Company Subsidiary is or has been subject to Tax in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment or taxable presence in that jurisdiction.

(j)                 Section 4.12(j) of the Company Disclosure Letter sets forth any material effective Tax exemptions, Tax holidays or Tax incentive arrangements to which the Company or any Company Subsidiary is a party. The Company and the Company Subsidiaries are in compliance, in all material respects, with the requirements of any such Tax exemptions, Tax holidays, or Tax incentive arrangements.

(k)               Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole, the Company and the Company Subsidiaries have complied with any unclaimed property or escheat obligation in accordance with applicable Law.

(l)                 Neither the Company nor any Company Subsidiary is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(m)             Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(n)               Neither the Company nor any Company Subsidiary has any material liability to make installment payments under Section 965(h)(1) of the Code.

(o)               Neither the Company nor any Company Subsidiary has taken, or failed to take, any action nor knows of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

35

Section 4.13.  Litigation; Orders; Investigations. Except as set forth on Section 4.13 of the Company Disclosure Letter:

(a)                There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, there are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have a Company Material Adverse Effect.

(b)               In the three (3) years prior to the date hereof, the Company has not received written notice of and, to the Company’s Knowledge, the Company has not been the subject of, any regulatory investigation, inquiry or legal proceeding by any Governmental Entity related to the Business.

Section 4.14.  Intellectual Property.

(a)                Scheduled Intellectual Property Rights. Section 4.14(a) of the Company Disclosure Letter identifies all: (i) patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered and applied for design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by the Company or any Company Subsidiary in any jurisdiction (collectively, the “Company Registrations”); and (ii) material unregistered trademarks included in the Company Intellectual Property Rights. Each of the Company Registrations is subsisting and to the Company’s Knowledge valid, except where such failure to be subsisting and valid has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and any Company Subsidiary possess all rights, title, and interests in and to each Company Registration, free and clear of any Lien other than Permitted Liens and other licenses granted in the Material Outbound IP Contractual Obligations.

(b)               Title and Sufficiency. The Company or a Company Subsidiary is the sole and exclusive legal and beneficial, and with respect to the Company Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property Rights, or otherwise has the valid and enforceable right to use the Company Intellectual Property Rights, in each case, free and clear of all Liens other than Permitted Liens and other licenses granted in the Material Outbound IP Contractual Obligations and the Material Inbound IP Contractual Obligations. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s or any Company Subsidiary’s right to own or use any Company Intellectual Property Rights.

(c)                Infringement. To the Company’s Knowledge, the Business conducted by the Company and any Company Subsidiaries does not infringe upon any Intellectual Property Rights of any Person. Except as set forth on Section 4.14(c) of the Company Disclosure Letter, since January 1, 2020, neither the Company nor any Company Subsidiary has received any written charge, complaint, claim, demand, or notice (i) alleging infringement of the Intellectual Property Rights of any Person; or (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property Rights. To the Company’s Knowledge, no Person is infringing upon any Company Intellectual Property Rights in any manner.

36

(d)               Employees and Contractors. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all current and former employees and independent contractors of the Company and the Company Subsidiaries who contributed to the creation or development of Company Intellectual Property Rights or received access from the Company or any Company Subsidiary to Trade Secrets or confidential information of the Company have executed and delivered to the Company or a Company Subsidiary a Contract (containing no material exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company or the Company Subsidiary of any Company Intellectual Property Rights arising from the services performed for the Company or the Company Subsidiary by such Person(s). The Company has made available to Parent its standard form of (i) employee agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights; and (iii) confidentiality or nondisclosure agreement. No current or former employee, consultant, or independent contractor of the Company (i) is to Company’s Knowledge, bound by or otherwise subject to any contract restricting such Person from performing their duties for the Company or any Company Subsidiary, or (ii) is to Company’s Knowledge in breach of any contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality obligations due to their employment, relationship, activities or contributions relating to the Company or any Company Subsidiary.

(e)                Trade Secrets. The Company and each Company Subsidiary have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets and other confidential information owned by the Company or any Company Subsidiary or used by the Company and the Company Subsidiaries in the Business, including by entering into written confidentiality agreements with any Person having, or being given, access to Trade Secrets and other confidential information owned by the Company or any Company Subsidiary or used by the Company or any Company Subsidiary in the Business.

(f)                Open Source. The Company has made available to Parent a list, complete and accurate in all material respects, of all Open Source Software that has been incorporated into, combined, linked, or distributed with, or provided via a network as a service or application with any Company Software Products, and, for each such item of Open Source Software, identifies the applicable Company Software Product. None of the Company Software Products contain, incorporate, link or call to or otherwise use any Open Source Software in a manner that (i) obligates the Company or any Company Subsidiary to disclose, make available, offer or deliver any proprietary portion of the source code of any Company Software Product or component thereof to any third party, (ii) requires the license of any Company Software Product on a royalty-free basis, (iii) requires the grant of any rights under any Company Intellectual Property Rights or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Software Product, and/or (iv) that prevents the Company or any Company Subsidiary from selling, licensing, or otherwise commercializing and exploiting the Company Software Products. “Open Source Software” means any Software that is distributed under an Open Source License or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. The Company and each Company Subsidiary are in compliance with all Open Source Licenses that may be applicable to the Company Software Products except where any noncompliance would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary have not been alleged to breach any open source licenses.

37

(g)               Products. The Company has made available to Parent a list, complete and accurate of all Company Software Products. The Company or a Company Subsidiary is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Software Products. The Company and the Company Subsidiaries have not granted any current or contingent right, license or interest in or to the source code of the Company Software Products, and since the Company or any Company Subsidiary developed the source code of the Company Software Products, the Company and the Company Subsidiaries have not provided or disclosed the source code of the Company Software Products to any Person. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the Transactions will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Software Product. To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Software Product. The Company Software Products comply in all material respects with all Laws applicable to the development and operation of software and industry standards. The Company Software Products perform in accordance with their documented specifications and as the Company or any Company Subsidiary have warranted to their customers, except to the extent any such failure to so perform would not reasonably be expected to materially affect the ability of the Company and the Company Subsidiaries to conduct the Business as currently conducted. None of the Company Software Products contain any bug, defect, or error that adversely affects the value, functionality, or performance of such Company Software Product in any material respect. The Company Software Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other malware, malicious code or intentionally designed devices created to disrupt or interfere in any material respect with the performance or operation of the Company Software Products or equipment upon which the Company Software Products operate, or the integrity of the data, information or signals the Company Software Products produce, in a manner adverse to the Company, any Company Subsidiary or any customer, licensee or recipient.

Section 4.15.  Privacy and Data Protection.

(a)                The Company and each Company Subsidiary is, and since December 31, 2020 has been, in compliance in all material respects with all Data Security Requirements, including those regarding the collection, use, storage, transfer, or disposal of Personal Information. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has established and implemented policies, programs, and procedures, as required by appliable Data Security Requirements that are in material compliance with applicable industry standards, including administrative, technical, and physical safeguards, to protect the confidentiality, integrity, and security of Personal Information in connection with the Company Software Products in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has developed, implemented, maintained and used reasonable administrative, organizational, technical and physical controls, policies and safeguards relating to its business operations including, without limitation a written information security policy, a cyber-incident response policy, and a business continuity and disaster recovery policy. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such controls, policies and safeguards (i) meet all material applicable requirements imposed by Law or any Contracts; (ii) meet accepted security standards in the payments processing industry and such other standards required by applicable customers or licensees; (iii) have been audited, inspected, certified or reviewed by third party service auditors and (iv) such third party audits, inspections, certifications or review referenced in clause (iii) do not reference any material security control exemptions that have not been remedied or any material security vulnerabilities that have not been remedied.

38

(b)               Except as set forth on Section 4.15(b) of the Company Disclosure Letter, to the Company’s Knowledge, there has been no (i) material failure or systematic malfunction of any Company IT Systems which has caused any material disruption to the business of the Company or any Company Subsidiary, (ii) material unplanned downtime or service interruption with respect to any Company IT Systems, (iii) security breach or intrusion into the Company IT Systems or unauthorized access or use of the Company IT Systems or Business Data that has required notice to consumers, contracting parties or Governmental Authorities pursuant to the Data Security Requirements, (iv) unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of the Company IT Systems or any Business Data, or (v) action or circumstance requiring any of the Companies to notify a Governmental Authority of a data security breach or violation of any Data Security Requirements. To the Knowledge of the Company, during the three (3) year period immediately preceding the date of this Agreement, there have been no material data or other security breaches at any data center or other hosting provider facility at which any software of the Company or any Company Subsidiary has been hosted or stored that relate to any Business Data. The Company IT Systems are adequate for the operation of the business of the Company and the Company Subsidiaries as currently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no failure, breakdown or continued substandard performance of the Company IT Systems. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary makes commercially reasonable back-up copies of data and information critical to the conduct of its business that is contained on its servers and maintains and follows commercially reasonable disaster recovery and business continuity plans.

(d)               No Person (including any Governmental Authority) has commenced any Action relating to the Companies’ information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of Personal Information maintained by or on behalf of the Company or any Company Subsidiary, or to the Company’s Knowledge, threatened any such Action, or made any complaint, investigation, or inquiry relating to such practices.

(e)                The execution, delivery, and performance of this Agreement and the consummation of the Transactions, including any transfer of Personal Information resulting from such Transactions, will not violate any applicable Data Security Requirements.

39

Section 4.16.  Real Property; Assets.

(a)                Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all property owned by the Company or any Company Subsidiary.

(b)               Section 4.16(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property leased or subleased by the Company or any Company Subsidiary (“Leased Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any Leased Real Property (“Company Leases”) is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, and (ii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(c)                Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Leased Real Property is properly zoned for their present use under applicable zoning ordinances, and there are no pending or, to the Knowledge of the Company, threatened Proceedings which could result in a modification or termination of such zoning. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice (i) alleging noncompliance with any applicable building, zoning, land use or other similar Laws and other requirements with respect to any Leased Real Property, (ii) alleging non-conforming uses, zoning or building code variances or any other use restrictions with respect to any Leased Real Property, (iii) regarding any pending or contemplated rezoning proceeding affecting any Leased Real Property or (iv) regarding any pending or contemplated proceeding or public improvement that could result in the levy of any special Tax or assessment against any Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the Leased Real Property is in compliance with all applicable building, zoning, land use and other similar Laws.

(d)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) there are no defects in, mechanical failure of, or damage to, the tangible personal property used by the Company and its Subsidiaries in or necessary to the conduct or operations of the business of the Company and its Subsidiaries, and (ii) the tangible personal property assets used by the Company and its Subsidiaries in or necessary to the conduct or operations of the business of the Company and its Subsidiaries are in good condition, good working order and in a state of good maintenance and repair (ordinary wear and tear excepted).

40

Section 4.17.  Material Contracts.

(a)                Except for this Agreement, Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case, as of the date hereof, other than any Company Benefit Plans (all Contracts of the type described in this Section 4.17(a), whether or not set forth on Section 4.17(a) of the Company Disclosure Letter, being referred to herein as “Material Contracts”):

(i)                 each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)               any material joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar material Contract;

(iii)            each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $250,000, in each case, excluding any (x) post-closing retention payments or equity awards, and (y) amounts retained pursuant to customary indemnity escrow or holdback arrangements;

(iv)             each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding sales of inventory in the ordinary course of business) after the date hereof with consideration of more than $100,000;

(v)               any material settlement or similar Contract with a Governmental Entity, other than those relating to (x) Taxes, or (y) any Contract with a Governmental Entity in its capacity as a customer of the Company or any of its Subsidiaries;

(vi)             any settlement or similar Contract restricting in any material respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

41

(vii)           each Contract pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $100,000 in the 12-months ended March 31, 2025, or is obligated to pay or entitled to receive payments in excess of $100,000 in the twelve (12)-month period following the date hereof, in each case, other than (A) Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) Contracts with customers, suppliers or vendors of the Company or any Company Subsidiary, (C) Company Leases and (D) Contracts otherwise described in any other subsection of this Section 4.17(a);

(viii)        each Contract that is (A) a Contract with a Material Customer, (B) a Material Supplier Agreement, or (C) with a Governmental Entity, providing for or contemplating payments of more than $500,000 over the life of such Contract;

(ix)             each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(x)               each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use or supply requirements, in each case, that are binding on the Company or its affiliates (including Parent or its affiliates after the Effective Time);

(xi)             each Contract not otherwise described in any other subsection of this Section 4.17(a) evidencing outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $250,000 other than Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(xii)           each Contract pursuant to which the Company or any Company Subsidiary (A) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any Company Intellectual Property Rights, or (B) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under, any Person’s Intellectual Property Rights that, in the case of each of clauses (A) and (B) above, is not a Non-Scheduled License;

(xiii)        each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;

(xiv)         each Company Lease involving annual lease payments in excess of $250,000;

42

(xv)           any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).

(b)               True and complete copies of each Material Contract in effect as of the date hereof have been publicly filed with the SEC prior to the date hereof or have been made available to Parent. Neither the Company nor any Company Subsidiary is in material breach of or default under the terms of any Material Contract. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in material breach of or default under the terms of any Material Contract. Each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of the intention or desire of any party to terminate, cancel, not renew or modify any Material Contract in any material respect. As of the date of this Agreement, to the Company’s Knowledge, no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under any Material Contract by the Company or the applicable Company Subsidiary Member or any other party or parties thereto. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice regarding any actual material violation or breach of, or material default under, any Material Contract.

Section 4.18.  Environmental Matters. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Environmental Laws; (b) none of the Leased Real Property is contaminated with or has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process, any Hazardous Substance; (c) neither the Company nor any Company Subsidiary has treated or disposed of, or arranged for the treatment or disposal of, any Hazardous Substances at any location except in compliance with all Environmental Laws, and no such location is (i) listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Entity, (ii) to the Knowledge of the Company, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action, or any similar federal or state lists or (iii) the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any Proceeding against the Company or the Company Subsidiaries; (d) no facility now or, to the Knowledge of the Company, previously owned, operated or leased by the Company or any Company Subsidiaries is on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action; (e) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law, the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations and such permits, licenses and other authorizations remain valid and in good standing on the date hereof and will be valid and in good standing on the Closing Date; (f) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has caused or permitted a Release at, in, on, under or from any Leased Real Property or other properties in such a manner as would reasonably be expected to (x) give rise to any liability to the Company or any Company Subsidiary or (y) result in the imposition of a Lien on or the expropriation of any Leased Real Property or any of the assets of the Company or any Company Subsidiary; (g) no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or any Company Subsidiary (including liability relating to the restoration, remediation or rehabilitation of land, water or any other part of the Environment; mine closure, reclamation, remediation or other post-operational requirements; or non-compliance with Environmental Laws).

43

Section 4.19.  Customers; Suppliers.

(a)                Section 4.19(a)(1) of the Company Disclosure Letter sets forth a list of the top twenty (20) customers of the Company and the Company Subsidiaries measured in terms of goods or services sold for the fiscal year ended December 31, 2024 (each, a “Material Customer”). Except as set forth in Section 4.19(a)(2) of the Company Disclosure Letter, as of the date of this Agreement, no Material Customer has notified the Company or a Company Subsidiary in writing, or to Company’s Knowledge otherwise notified the Company or a Company Subsidiary, that it intends to or has (i) cancelled, materially modified or otherwise terminated its relationship with the Company or a Company Subsidiary or (ii) decreased in any material respect its purchases of products and/or services of the Company or a Company Subsidiary or materially and adversely changed the terms of the business that it does with the Company or a Company Subsidiary. Except as set forth on Section 4.19(a)(3) of the Company Disclosure Letter, to the Company’s Knowledge, as of the date of this Agreement: (i) no such material reduction or adverse change is expected to occur; (ii) no Material Customer has terminated its relationship with the Company or a Company Subsidiary or threatened to do so; (iii) no Material Customer has notified the Company or a Company Subsidiary that, in the event of a sale of the Company, the Company or a Company Subsidiary would lose or suffer diminution in the amount of its sales to such Material Customer; (iv) neither the Company nor a Company Subsidiary is involved in any material claim, dispute or other controversy with any Material Customer; and (v) no Material Customer has given the Company or a Company Subsidiary written notice that it is subject to any bankruptcy, insolvency or similar proceeding, and no such proceeding is pending or, to Company’s Knowledge, threatened.

(b)               Section 4.19(b) of the Company Disclosure Letter sets forth a list of the top twenty (20) suppliers and vendors of the Company and the Company Subsidiaries measured in terms of goods or services purchased for the fiscal year ended December 31, 2024 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). None of the Material Suppliers have notified the Company or a Company Subsidiary in writing, or to Company’s Knowledge otherwise notified the Company or a Company Subsidiary, that it intends to or has (i) cancelled, materially modified or otherwise terminated its relationship with the Company or a Company Subsidiary or (ii) decreased in any material respect the goods or services provided to the Company or a Company Subsidiary or materially and adversely changed the terms of the business that it does with the Company or a Company Subsidiary. To the Company’s Knowledge: (i) no such material reduction or adverse change is expected to occur; (ii) no Material Supplier has terminated its relationship with the Company or a Company Subsidiary or threatened to do so; (iii) no Material Supplier has notified the Company or a Company Subsidiary that, in the event of a sale of the Company, the Company or a Company Subsidiary would lose or suffer diminution in the amount supplied from such Material Supplier; (iv) neither the Company nor any Company Subsidiary is involved in any material claim, dispute or other controversy with any Material Supplier; and (v) no Material Supplier has given the Company or a Company Subsidiary written notice that it is subject to any bankruptcy, insolvency or similar proceeding, and no such proceeding is pending or, to Company’s Knowledge, threatened. No Material Supplier represents a sole source of supply for any good or service used by the Company or a Company Subsidiary.

Section 4.20.  Insurance.

(a)                The Company has made available to Parent true and accurate copies of the material insurance policies that cover the Company and the Company Subsidiaries. All such current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business, including cybersecurity insurance, and all premiums due thereunder have been paid.

(b)               Neither the Company nor any Company Subsidiary has received any written notice of cancellation or non-renewal of, or, since December 31, 2024, any material increase of premiums with respect to, any material policies of insurance currently maintained by the Company or the Company Subsidiaries. There are no material claims by the Company or the Company Subsidiaries under any of such policies relating to the business, assets or properties of the Company or the Company Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Since December 31, 2020, neither the Company nor any Company Subsidiary has made any material claims under any of such policies relating to the business, assets or properties of the Company or the Company Subsidiaries.

44

Section 4.21.  Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company relating to the Company or Company Subsidiaries for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Stock Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement to be filed with the SEC and sent to the Company’s stockholders in connection with the Merger and the other Transactions (including any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first disseminated to the Company’s stockholders, or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement based upon information supplied by or on behalf of Parent or Merger Sub.

Section 4.22.  Opinion of Financial Advisor. Prior to execution of this Agreement, the Company Board of Directors has received the opinion of Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Exchange Ratio (as specified in such opinion) in the Merger is fair, from a financial point of view, to the holders of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified. A written copy of such opinion will be provided to Parent for informational purposes only promptly following the date of this Agreement.

Section 4.23.  State Takeover Statutes; Anti-Takeover Plans. Assuming the accuracy of Parent’s representations and warranties in Section 5.14, no “fair price,” “moratorium,” “control share acquisition,” “business combination,” or other similar anti-takeover statute or regulation enacted under any State of Georgia, law applicable to the Company is applicable to this Agreement, the Merger, or any of the Transactions. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device designed to have the effect of discouraging any Person from acquiring control of the Company in effect to which the Company is subject, party or otherwise bound.

Section 4.24.  Related Party Transactions. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and (a) any affiliate (including any officer or director) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand or (b) any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock, on the other hand.

Section 4.25.  Finders and Brokers. Other than Keefe, Bruyette & Woods, Inc., neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or a result of the consummation of the Merger or any of the other Transactions.

45

Section 4.26.  Product Warranty and Service Level Obligations.

Except (i) as set forth on Section 4.26 of the Company Disclosure Schedule or (ii) as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole:

(a)                The Company’s and each Company Subsidiary’s product warranty or service level obligation reserves are adequate given historical claims against such reserves.

(b)               Each Company Software Product sold, distributed, promoted, licensed, or otherwise made available by the Company or any Company Subsidiary during the past five (5) years has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other agreement or contract and with all applicable Laws and Data Security Requirements.

(c)                All services that have been performed by the Company or any Company Subsidiary during the past five (5) years were performed in substantial conformity with the terms and requirements of all applicable agreements and contracts and with all applicable Laws.

(d)               No customer or other Person has asserted or, to Company’s Knowledge, threatened to assert any material claim against the Company or any Company Subsidiary (i) under or based upon any warranty provided by or on behalf of the Company or any Company Subsidiary, or (ii) based upon any services performed by the Company or any Company Subsidiary.

Section 4.27.  No Other Representations. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V.

46

Article V

REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (x) any Parent SEC Documents filed or furnished by Parent with the SEC on or after December 31, 2024 and publicly available at least one (1) business day prior to the date hereof (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections) or (y) the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 5.1.  Qualification, Organization, etc.

(a)                Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parent (a) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is in compliance in all material respects with the Parent Governing Documents.

(b)               Merger Sub is (i) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Sub to consummate the Transactions, including the Merger.

Section 5.2.  Corporate Authority.

(a)                Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)               This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

47

Section 5.3.  Governmental Consents; No Violation.

(a)                Other than in connection with or in compliance with (i) the GBCC (including filing of the Certificate of Merger), (ii) the filing of the Form S-4 and the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vi) any applicable requirements of the Nasdaq or NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.3(a), the consummation of the Transactions and compliance with the provisions hereof by Parent and Merger Sub will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the certificate of incorporation or bylaws of Parent or (B) the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4.  Capital Stock.

(a)                The authorized capital stock of Parent consists of: (i) 90,000,000 shares of Parent Common Stock; and (ii) 10,000,000 shares of Parent Preferred Stock. As of the close of business on July 25, 2025 (the “Capitalization Date”): (A) 40,996,156 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury); (B) 23,968,546 shares of Parent Common Stock were issued and held by Parent in its treasury; and (C) no shares of Parent Preferred Stock were issued and outstanding or held by Parent in its treasury; and since July 25, 2025 and through the date hereof, no additional shares of Parent Common Stock or shares of Parent Preferred Stock have been issued other than the issuance of shares of Parent Common Stock upon the exercise or settlement of Parent Equity Awards. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock.

48

(b)               As of the date of this Agreement, other than (1) issuances of shares of Parent Common Stock pursuant to the exercise or settlement, as applicable, of the Parent Equity Awards, (2) the grant or issuance of Parent Equity Awards since the Capitalization Date, (3) this Agreement and (4) Parent’s Senior Convertible Notes due 2049: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent is a party or is otherwise bound obligating Parent to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock of Parent or securities convertible into, exchangeable for or exercisable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock of Parent or securities convertible into, exchangeable for or exercisable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares, or (C) redeem or otherwise acquire any shares of capital stock of Parent. As of the date of this Agreement, other than Parent’s Senior Convertible Notes due 2049, there are no outstanding obligations of Parent (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, or (4) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock of Parent.

(c)                All of the issued and outstanding capital stock or interests of Merger Sub is owned, directly or indirectly, by Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security or interests of Merger Sub.

Section 5.5.  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)                Since January 1, 2022, Parent has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the Nasdaq, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2022, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein). No Parent Subsidiary is required to file any schedule, form, report, statement, prospectus, registration statement or other document with the SEC. As of the date of this Agreement, to Parent’s Knowledge, there have not been any material complaints or concerns made through the Parent’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law, that remain outstanding or unresolved.

(b)               Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

49

(c)                Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor any of its executive officers has received since January 1, 2022 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)               Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in the Parent’s published financial statements or any Parent SEC Documents.

(e)                Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of the Nasdaq.

Section 5.6.  Internal Controls and Procedures. Parent has established, and at all times since January 1, 2022 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2022, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the Audit Committee of the Parent’s Board of Directors (the material circumstances of which (if any) have been made available to Company) (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2022, neither Parent nor any Parent Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls. Further, there have been no material weaknesses or significant deficiencies identified by Parent’s external auditor since January 1, 2022.

Section 5.7.  No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2024 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2024 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

50

Section 5.8.  Absence of Changes. Since December 31, 2024, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (a) the business of Parent and each of its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) there has not been or occurred any event, condition, change, or effect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9.  Compliance with Law; Permits.

(a)                Parent and each Parent Subsidiary are and have been since January 1, 2020 in compliance with and not in default under or in violation of any Laws (including Environmental Laws, employee benefits and labor Laws, other than with respect to any Multiemployer Plan) applicable to Parent, such Parent Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s Knowledge, no investigation or review by any Governmental Entity with respect to Parent or any Parent Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Parent and the Parent Subsidiaries are and have been since January 1, 2020 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

Section 5.10.  Litigation; Orders. There are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger. As of the date hereof, there are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

51

Section 5.11.  Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub relating to Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first disseminated to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information that was supplied by or on behalf of the Company.

Section 5.12.  Intended Tax Consequences. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

Section 5.13.  Finders and Brokers. Neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon or as a result of the consummation of the Merger or any of the other Transactions based on arrangements made by Parent or a Parent Subsidiary.

Section 5.14.  Stock Ownership. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Parent nor any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 5.15.  No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.16.  Tax Matters.

(a)                Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries taken as a whole, Parent and the Parent Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete.

(b)               Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries taken as a whole, Parent and the Parent Subsidiaries have timely paid in full to the appropriate Tax authority all Taxes required to be paid by any of them, and the financial statements of Parent and the Parent Subsidiaries reflect adequate reserves in accordance with GAAP for Taxes of Parent or any of the Parent Subsidiaries as of the date thereof.

52

(c)                Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries taken as a whole, Parent and the Parent Subsidiaries have (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Tax authority) and (ii) otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d)               There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Tax or Tax matter (including Tax Returns) of Parent or any Parent Subsidiary that have not been disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2024 included in the Parent SEC Documents filed or furnished prior to the date hereof or (ii) deficiency for any Tax that has been assessed by any Tax authority against Parent or any Parent Subsidiary with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment), except, in each case, solely with respect to any such claim, litigation, audit, examination, investigation, other proceeding or deficiency arising after the date hereof, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries taken as a whole.

(e)                Neither Parent nor any Parent Subsidiary has waived or extended (except in either case in connection with any ongoing Tax claim, litigation, audit, examination, investigation or other proceeding) any statute of limitations with respect to the collection or assessment of any material Tax, which waiver or extension has not since expired.

(f)                Within the last three (3) years, neither Parent nor any Parent Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g)               None of Parent or any Parent Subsidiary (i) is a party to, or bound by, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes) or (ii) has any liability for Taxes of any Person (other than the Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(h)               There are no Liens in respect of or on account of material Taxes upon any property or assets of Parent or any Parent Subsidiary, other than statutory Liens for Taxes not yet due and payable or for which adequate reserves in accordance with GAAP are reflected on the financial statements of Parent and the Parent Subsidiaries.

(i)                 Within the last three (3) years, no claim has been made in writing by any Tax authority in a jurisdiction where Parent or any Parent Subsidiary has not filed Tax Returns of a particular type that Parent of any Parent Subsidiary is or may be subject to material Tax of such type by, or required to file Tax Returns with respect to material Taxes of such type in, such jurisdiction. Neither Parent nor any Parent Subsidiary is or has been subject to Tax in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment or taxable presence in that jurisdiction.

53

(j)                 Parent and the Parent Subsidiaries are in compliance, in all material respects, with the requirements of any material Tax exemptions, Tax holidays or Tax incentive arrangements, if any.

(k)               Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Parent and the Parent Subsidiaries taken as a whole, the Parent and the Parent Subsidiaries have complied with any unclaimed property or escheat obligation in accordance with applicable Law.

(l)                 Neither Parent nor any Parent Subsidiary is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(m)             Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

Section 5.17.  No Other Representation. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that, without limiting in any respect any of the representations and warranties contained in Article IV, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Representative of the Company makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.

Article VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER

Section 6.1.  Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with key customers, suppliers, vendors, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

54

(i)                 amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii)               authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary in the ordinary course of business consistent with past practice;

(iii)            enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or any other securities;

(iv)             split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than repurchases of Company Common Stock in satisfaction of applicable Tax withholdings or the exercise price upon the exercise or vesting of any Company Equity Award outstanding as of the date hereof and in accordance with the terms thereof), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests;

(v)               issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan, other than issuances of Company Common Stock in respect of any exercise of Company Options outstanding as of the date hereof or the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms;

(vi)             except as required by applicable Law or any Company Benefit Plan or other Material Contract as in existence as of the date hereof and made available to Parent prior to the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees, other than annual merit-based increases in base salary in the ordinary course of business consistent with past practice that do not exceed 3% of the aggregate annual cost of all employee annual base salaries and wage rates in effect as of the date hereof; (B) grant, pay or award, or commit to grant, pay or award, any severance, termination pay, change in control payments, bonuses, retention or incentive compensation to any of its current or former directors, executive officers or employees; (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, other than amendments to employee welfare benefit plans or collective bargaining agreements in the ordinary course of business that do not materially increase the annual cost or annual expense (relative to the 2024 annual cost or expense) of maintaining such employee welfare benefit plan or collective bargaining agreement; (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan (including any grantor trust or similar funding arrangement); (E) terminate the employment of any employee earning in excess of $150,000, other than for cause; or (F) hire any new employees with a base salary in excess of $150,000, other than replacing any such employees in the ordinary course of business consistent with past practice (it being understood that such replacement employee’s compensation and benefits shall be (I) limited to cash compensation only and (II) otherwise consistent in all material respects with the compensation and benefits of such replaced employee);

55

(vii)           acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of material assets, except for, or with respect to, in each case, (A) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, or (B) with respect to clause (y) only, capital expenditures permitted by Section 6.1(b)(xii);

(viii)        liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization, or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(ix)             make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, advances, or capital contributions solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, in each case that do not involve the transfer of funds between the United States of America and another jurisdiction, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice and (C) extensions of credit to customers in the ordinary course of business consistent with past practice;

(x)               sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company Subsidiaries), except (A) dispositions of obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business consistent with past practice, (B) leases or subleases of real property or interests therein not used for the conduct of the Company’s or the Company Subsidiaries’ business, as currently conducted, in each case in the ordinary course of business consistent with past practice, (C) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company Intellectual Property Rights in the ordinary course of business consistent with past practice, (D) pursuant to the exercise of creditor rights under any Contract providing for outstanding Indebtedness (so long as the Company and the Company Subsidiaries have used reasonable best efforts to exhaust all other avenues of relief), and (E) pursuant to transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(xi)             (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (B) materially modify, materially amend or extend any Material Contract or any Contract described in clause (A), (C) terminate any Material Contract or any Contract described in clause (A), (D) waive or release any material rights or claims under any Material Contract or any Contract described in clause (A) or (E) assign any material rights or claims under any Material Contract or any Contract described in clause (A), other than (x) in the case of clauses (A) and (B), solely with respect to the types of Contracts described in clauses (viii) and (xiv) of the definition of Material Contract, in the ordinary course of business consistent with past practice, and (y) in the case of clause (D), in the ordinary course of business consistent with past practices (so long as such waiver or release is not material to the Company and the Company Subsidiaries, taken as whole); provided, that any actions of a nature contemplated by and to the extent permitted by this Section 6.1(b) shall not require approval under this clause (xi) for any types of Contracts described in clause (xii) below.

56

(xii)           make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so, except for (A) capital expenditures contemplated by and consistent with the annual capital budget approved by the Company Board of Directors prior to the date hereof and previously made available to Parent or (B) capital expenditures not to exceed $500,000 in the aggregate incurred in the ordinary course of business consistent with past practice;

(xiii)        compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings: that (y) (A) are for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $300,000 and for all such compromises or settlements that is, in the aggregate, less than $1,000,000, (B) does not impose any injunctive relief on the Company or any of the Company Subsidiaries (other than insignificant non-monetary restrictions that are customary and ancillary to the monetary relief granted) and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors and (C) do not relate to claims, litigations, investigations or proceedings brought by Governmental Entities, other than solely in their capacities as customers of the Company’s or its Subsidiaries’ products and services, or (z) are Tax audits, claims, litigations, investigations, or other proceedings (it being understood such audits, claims, litigations, investigations, or other proceedings are subject to the restrictions contained in clause (xvii) below);

(xiv)         make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, International Financial Reporting Standards or other recognized accounting standards or principles in non-U.S. jurisdictions applicable to the Company Subsidiaries, or applicable Law;

(xv)           enter into or amend any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except (A) as required by applicable Law, (B) so long as any such entry or amendment does not materially increase the aggregate annual cost of any such agreement or (C) otherwise in the ordinary course of business consistent with past practice;

(xvi)         utilize, in any material respect, the Company’s Atlanta data center for any purpose other than the purposes for which it is being used as of the date hereof;

(xvii)      make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, request any material ruling from any Governmental Entity with respect to Taxes, or, except in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

57

(xviii)    redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(xix)         enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any Person who, to the Knowledge of the Company beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company Common Stock;

(xx)           cancel any of the Company’s material insurance policies or fail to pay the premiums on the Company’s material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business, consistent with past practice, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s insurance policies;

(xxi)         (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $50,000, (B) materially modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property, or any interest therein or part thereof (other than any Permitted Liens) or (D) make any material changes in the construction or condition of any such property;

(xxii)      voluntarily terminate, materially modify or waive in any material respect any material right under any material Company Permit;

(xxiii)    adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement; or

(xxiv)     agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2.  Conduct of the Business of Parent. The Parent agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company, Parent (a) shall, and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice; and (b) shall not, directly or indirectly:

58

(a)                amend its Charter Documents in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Common Stock or in a manner that would adversely affect the ability of Parent or Merger Sub to consummate the Transactions, including the Merger;

(b)               split, combine, or reclassify any Parent Common Stock in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Common Stock or in a manner that would materially and adversely affect the ability of Parent or Merger Sub to consummate the Transactions, including the Merger;

(c)                adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(d)               agree or commit to do any of the foregoing.

Section 6.3.  Notification of Certain Matters. The Company shall give prompt written notice to Parent and Parent shall give prompt written notice to the Company: (i) of any written notice or other material communication from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (ii) of any Proceeding commenced or, to the Company’s Knowledge or Parent’s Knowledge, as applicable, threatened against the Company or any Company Subsidiaries or Parent or Parent Subsidiaries, respectively, or affiliates or otherwise relating to, involving or affecting such party, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance that would reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any Party and the failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII.

59

Section 6.4.  Solicitation.

(a)                From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company Subsidiaries not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding or furnish to any Person any information relating to the Company or any Company Subsidiary in each case, in connection with, an Acquisition Proposal, other than to state that the Company and their Representatives are prohibited hereunder from engaging in any discussions or negotiations. The Company, the Company Board of Directors (including any committee thereof) and the Company’s officers shall, and the Company shall cause the Company Subsidiaries to, and the Company shall cause its and their other respective Representatives to, immediately cease any and all existing solicitation, encouragement, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and, in any event, within three (3) business days following the date hereof) the Company shall (A) request in writing that each Person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal within eighteen (18) months prior to the date hereof promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, unless such request had been made by or on behalf of the Company prior to the execution and delivery of this Agreement and no information was provided by or on behalf of the Company to such Person or its Representatives following such request, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. The Company shall, and shall cause the Company Subsidiaries to, enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in violation of this Section 6.4(a)) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, in each case as contemplated by this Section 6.4. For purposes of this Section 6.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.4 by the Company Board of Directors (including any committee thereof), by any of the Company’s officers, by any of the Company’s other affiliates or by any of their respective Representatives shall be a breach of this Section 6.4 by the Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices expressly required to be made to Parent pursuant to this Section 6.4 shall not, in and of themselves, be deemed to be a Change of Recommendation, so long as such notices are delivered privately to Parent and would not reasonably be expected to require public disclosure thereof.

60

(b)               Except as otherwise provided in this Section 6.4, from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company Subsidiaries not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) adopt, approve, publicly endorse or publicly recommend or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (ii) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after Parent’s written request that the Company or the Company Board of Directors do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) business day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) days prior to the then-scheduled Company Stockholders’ Meeting, fail to take the actions referred to in this clause (iii), with references to the applicable ten (10) business day period being replaced with three (3) business days), (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.4) (a “Company Acquisition Agreement”) or (vi) commit or agree to do any of the foregoing (any act described in clauses (i), (ii), (iii), (iv) or (v) or (vi) (to the extent related to the foregoing clauses (i), (ii), (iii), (iv) or (v)), a “Change of Recommendation”).

(c)                Notwithstanding the limitations set forth in Section 6.4(a), if the Company receives, prior to obtaining the Company Stockholder Approval, a bona fide written Acquisition Proposal that did not result from a breach of Section 6.4(a) (other than a de minimis an unintentional breach of Section 6.4(a)), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish information (including nonpublic information) with respect to the Company to the Person making such Acquisition Proposal (and its Representatives and, if applicable, its debt financing sources), if, and only if, prior to so furnishing any nonpublic information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such nonpublic information is provided or made available to such Person or its Representatives, any nonpublic information furnished to such other Person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person (and its Representatives (and, if applicable, its financing sources)) with respect to such Acquisition Proposal.

61

(d)               The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of any receipt by any director or officer of the Company or by any Company Subsidiaries, or its or their respective Representatives, of (1) any Acquisition Proposal, (2) any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or (3) any request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or could reasonably be expected to make an Acquisition Proposal, but, with respect to this clause (3), only to the extent that the Company provides any such nonpublic information regarding the Company or any Company Subsidiary to such Person. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.4, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status of any such Acquisition Proposal and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of material communications (which shall include any proposals or offers) relating thereto that is exchanged between the Person or group of Persons making such Acquisition Proposal (or their Representatives) and the Company (or its Representatives) within twenty-four (24) hours after the receipt or delivery thereof and keep Parent reasonably informed on a prompt and timely basis as to the nature of any nonpublic information requested of the Company with respect thereto. Without limiting the Company’s other obligations under this Section 6.4, the Company shall promptly provide (and in any event within twenty-four (24) hours) to Parent any nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.4(c). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.4.

62

(e)                Notwithstanding anything in this Section 6.4 to the contrary, but subject to Section 6.4(f), at any time prior to obtaining the Company Stockholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.4(b)(ii), Section 6.4(b)(iv) or Section 6.4(b)(vi) (to the extent related to Section 6.4(b)(ii) or Section 6.4(b)(iv))) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation or cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g), in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a material breach of Section 6.4(a) and that the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal), but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that, notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof (or if known and unrelated to a new or existing customer of the Company, the material consequences of which were not known or reasonably foreseeable to the Company Board of Directors as of the date of this Agreement); provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock or any other securities of the Company or the Company Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds or does not meet or exceed internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or in any industry or industries in which the Company and the Company Subsidiaries operate, (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof, (E) the Company entering into customer contracts with any new or existing customers or amending, renewing, extending or replacing any existing customer contracts or (F) any changes relating to Parent or its Subsidiaries, except to the extent that such changes have had or would reasonably be expected to have a Parent Material Adverse Effect.

63

(f)                Prior to the Company taking any action permitted (i) under Section 6.4(e)(i), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) business day period the Company Board of Directors again makes all of the required determinations under Section 6.4(e)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.4(e)(ii), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) business day period the Company Board of Directors again makes all of the required determinations under Section 6.4(e)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.4(f)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal or a change to any material conditions to Closing), the Company shall comply again with Section 6.4(f)(ii), with references to the applicable four (4) business day period being replaced by two (2) business days.

(g)               Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement by applicable Law, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.4(g) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation (except to the extent permitted in Section 6.4(e) and Section 6.4(f)).

64

Article VII

ADDITIONAL AGREEMENTS

Section 7.1.  Access; Confidentiality.

(a)                From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to (and shall use its reasonable best efforts to cause its Representatives to), afford to Parent and Parent’s Representatives (including to the extent requested by Parent, its Representatives) reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, IT Systems, Technology, and books and records (so long as any such access does not unreasonably interfere with the Company’s business) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts, and personnel as Parent may reasonably request (including information for purposes of transition and integration planning or possible divestitures of assets or businesses). Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that the Company determines in good faith is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with an unaffiliated third party entered into prior to the date hereof (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company upon advice of counsel, would be reasonably likely to violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good faith judgment of the Company upon advice of counsel, would be reasonably likely to cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not jeopardize such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form. Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Any access to any properties or facilities of the Company or any Company Subsidiary shall be subject to the Company’s reasonable security measures. Without limiting the foregoing, the Company also agrees to provide reasonable cooperation prior to the Closing to Parent, to the extent permitted by applicable Law, in the event Parent desires to divest any businesses or assets of the Company in the event the Closing occurs, and, notwithstanding anything in the Confidentiality Agreement to the contrary, to the extent permitted by applicable Law, the Company will, at Parent’s request, permit potential purchasers of such assets or businesses (and their representatives) to receive information about such assets or businesses so long as they are or become subject to customary non-disclosure agreements; provided that (i) any such transaction is conditioned upon and shall not be completed until, the consummation of the Merger; and (ii) that Parent shall reimburse the Company and the Company Subsidiaries for their reasonable and documented out-of-pocket expenses incurred in connection with the negotiation of each such agreement.

65

(b)               Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 7.2.  Reasonable Best Efforts.

(a)                Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as promptly as practicable after the date hereof (and in any event no later than the Outside Date), including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Merger, as promptly as practicable after the date hereof, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date hereof. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 7.2 shall include the defense through litigation on the merits of any claim asserted in any court, agency or other Proceeding by any Person (including any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including the Merger.

(b)               In furtherance and not in limitation of the obligations in Section 7.2(a), each Party agrees to use reasonable best efforts to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty-five (25) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be required or advisable pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (B) make all other required or advisable filings as promptly as practicable after the date hereof, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws and, subject to the terms and conditions of this Agreement, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain consents under such Antitrust Laws. Parent shall bear all filing fees for the filings required under any Antitrust Law; provided that, for the avoidance of doubt, the Company and Parent shall each bear its own advisor and other fees incurred in connection with any applications and filings required under applicable Antitrust Laws.

66

(c)                Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 7.2(a) and Section 7.2(b) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any material communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written material communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any material communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, other applicable Governmental Entity, other Person or applicable Law, give the other Party the opportunity to attend and participate in any substantive meetings, telephone calls or videoconferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 7.2(c) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. Without limiting Parent’s cooperation obligations described in Section 7.2(a), Section 7.2(b) and this Section 7.2(c) (including, for the avoidance of doubt, Parent’s obligation to use reasonable best efforts to take all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date hereof), Parent will control the ultimate strategy for securing approvals and expiration of relevant waiting periods under the Antitrust Laws, including any filings, submissions and communications with or to any Governmental Entity in connection therewith, and taking into account in good faith any comments of, the Company or its Representatives relating to such strategy.

67

(d)               Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any material assets, business, or portion of business of the Company, the Surviving Company, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the material assets, business, or portion of business of the Company, the Surviving Company, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any material restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub, or any of their respective Subsidiaries, but for purposes of this Section 7.2(d), “material” shall mean material measured on a scale relative only to the size of the Company and its Subsidiaries, taken as a whole; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or order so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on the Company in the event the Closing occurs.

(e)                In connection with and without limiting the foregoing, the Company shall promptly after the date hereof give any notices to third parties required under Contracts that are necessary or desirable for the consummation of the Transactions, as set forth on Section 7.2 of the Company Disclosure Letter. The Company shall use, and cause each of the Company Subsidiaries to use, their respective reasonable efforts to obtain any third party consents to any Contracts in the event Parent requests, in writing, the Company to do so; provided, however, each of the parties acknowledges and agrees that obtaining any such consents or approvals shall not be a condition to the consummation of the Transactions, including the Merger. Notwithstanding anything to the contrary herein, neither the Company nor any of the Company Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Effective Time).

68

Section 7.3.  Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; and (ii) each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3. Notwithstanding anything to the contrary, the obligations set forth in this Section 7.3 shall not apply to any communication regarding an Acquisition Proposal or a Change of Recommendation.

Section 7.4.  D&O Insurance and Indemnification.

(a)                For six (6) years from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs (including reasonable attorneys’ fees) and expenses (including advancing costs (including reasonable attorneys’ fees) and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative process, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving or having served as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and made available to Parent. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and made available to Parent shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

69

(b)               For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and made available to Parent, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c)                At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Closing Date with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d)               In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

70

Section 7.5.  Takeover Statutes. The Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to this Agreement or any of the Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on this Agreement and the Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to this Agreement or any of the Transactions.

Section 7.6.  Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 7.7.  Employee Matters.

(a)                Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or any Company Subsidiary (other than any employee who is covered by a Collective Bargaining Agreement) who continues to be employed by Parent or the Surviving Company or any Subsidiary thereof (the “Continuing Employees”), (i) base salary or wages and target cash incentive compensation opportunities, in the aggregate, that are no less favorable than the base salary or wages and target cash incentive compensation opportunities, in the aggregate, in effect for such Continuing Employee immediately prior to the Effective Time, (ii) severance benefits upon any involuntary termination of employment that are no less favorable than severance benefits that would have been provided to such Continuing Employee pursuant to the Company Benefit Plan identified as such in Section 4.10(a) of the Company Disclosure Letter upon an involuntary termination of employment immediately prior to the Effective Time and (iii) employee benefits (other than any defined benefit pension or post-retirement welfare benefits) that are no less favorable, in the aggregate, than as in effect for Continuing Employees immediately prior to the Effective Time or as in effect for similarly situated employees of Parent and its Subsidiaries during such 12-month period.

71

(b)               For all purposes (including purposes of vesting and eligibility to participate, but excluding level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable Law and applicable Tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time (including, for avoidance of doubt, any service credit provided by the Company or the Company Subsidiaries to such Continuing Employee in connection with acquisitions occurring prior to the Effective Time); provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) Parent and its applicable Subsidiary cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)                If, at least twenty (20) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such 401(k) plan(s) have been terminated pursuant to resolution of the Company Board of Directors at least one (1) business day prior to the day on which the Effective Time occurs; provided that prior to terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions for review (and the Company shall consider any of Parent’s comments in good faith). If the Company 401(k) plan is terminated pursuant to this Section 7.7(c), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan.

72

(d)               Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, or any collective bargaining agreement or similar labor agreement with any labor organization, work council or trade union covering such Continuing Employee. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub, and (ii) create any third party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8.  Rule 16b-3. Prior to the Effective Time, the Company, Parent, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

(a)                any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Transactions by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and

(b)               any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the Transactions by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time.

Section 7.9.  Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any Company Stockholder or purported Company Stockholder against the Company, any of the Company Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such litigation as may reasonably be requested). The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.

73

Section 7.10.  Stock Exchange Matters.

(a)                Listing of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b)               Delisting; Deregistration of Company Common Stock. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.

Section 7.11.  Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.12.  Proxy Statement and Form S-4; Company Stockholders’ Meeting.

(a)                In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4 (which shall include the Proxy Statement). The Company and Parent shall each use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. The Company shall use its reasonable best efforts to: (A) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent Stock in the Merger, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(b)               Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Proxy Statement. Each of Parent and the Company shall promptly correct any information provided by it for use in the Form S-4 or the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company shall take all steps necessary to amend or supplement the Form S-4 or the Proxy Statement, as applicable, and to cause the Form S-4 or Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock as and to the extent required by applicable Law.

74

(c)                Parent and the Company shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Parent or the Company, or their counsel may receive from the SEC or its staff with respect to the Form S-4 or the Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Proxy Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Change of Recommendation or in connection with any disclosures made in compliance with Section 6.4) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Proxy Statement, each of Parent and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form S-4, Proxy Statement, or response (including the proposed final version thereof), and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

(d)               Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Change of Recommendation, the Company shall, as promptly as practicable, after the Form S-4 is declared effective, duly call, give notice of, convene (on a date which shall be selected in reasonable consultation with Parent) and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval and the Company shall submit such proposal to obtain the Company Stockholder Approval to the Company Stockholders at the Company Stockholders’ Meeting and shall not submit any other proposals to its stockholders in connection with the Company Stockholders’ Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholders’ Meeting) without the prior written consent of Parent. The record date for the Company Stockholders’ Meeting shall be selected after reasonable consultation with Parent. Unless the Company has effected a Change of Recommendation in accordance with Section 6.4(e), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Within five (5) business days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is twenty (20) business days after the date of such “broker search.” Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then, unless the Company Board of Directors has effected a Change of Recommendation, on no more than two occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, or (ii) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Recommendation) (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than ten (10) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall submit this Agreement to the Company Stockholders for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the Company Stockholders.

75

Section 7.13.  Certain Tax Matters.

(a)                Opinions. Each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to obtain and cooperate with each other to obtain tax opinions to the effect that the Merger will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and any opinions required by applicable law to be filed in connection with the Form S-4 or the Proxy Statement.

(b)               Reorganization Efforts. Each of the Company and Parent shall (and the Company and Parent shall cause their respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and shall take any action (or restrain from taking any action) that would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(c)                Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, (i) each of the parties shall report the Merger for U.S. federal income Tax purposes as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code in all applicable Tax Returns and (ii) none of the parties shall take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as a “reorganization” under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

Section 7.14.  Bank Accounts. The Company shall (i) cooperate with Parent to prepare for execution and delivery on the Closing Date resolutions and other documentation reasonably requested by Parent in order for those executive officers or other employees designated by Parent to assume control on the Closing Date of all of the bank accounts maintained by the Company or any Company Subsidiary and (ii) execute and deliver such documents to each applicable financial institution on the Closing Date.

Section 7.15.  IT Systems and Company Technology.  During the period from the date of this Agreement and prior to the Closing Date, to the extent permitted by applicable Law, Parent may continue its due diligence review of the Company’s IT Systems and Company Technology, which shall be limited to the matters agreed to in writing between the Company and Parent as of the date of this Agreement. Notwithstanding anything to the contrary set forth in this Section 7.15, Parent’s access to the Company’s IT Systems and Company Technology for purposes of its continued due diligence review pursuant to this Section 7.15 shall be governed by the terms and conditions set forth in Section 7.1. Notwithstanding anything to the contrary herein, Parent’s continuation of any due diligence review pursuant to this Section 7.15, and Parent’s satisfaction with any results thereof, shall not be a condition to the obligations of Parent and Merger Sub to consummate the Merger.

76

 Article VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1.  Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a)                Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)               No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(c)                Antitrust Clearance. All waiting periods applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(d)               Listing. The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(e)                Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

Section 8.2.  Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub:

(a)                Representations and Warranties. (i) The representations and warranties of the Company set forth in the first and final sentences of Section 4.1(a), the first and final sentence of Section 4.1(c), Section 4.2(c), Section 4.2(d) (other than the second sentence thereof), Section 4.3, Section 4.22, Section 4.23 and Section 4.25 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(b), shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Section 4.8(a) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (iv) the other representations and warranties of the Company set forth in Article IV (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

77

(b)               Performance of Obligations. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)                No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)               Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)                Tax Opinion. Parent shall have received a written opinion from Stinson LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In rendering the opinion described in this Section 8.2(g), such counsel shall be entitled to receive and rely upon customary representation letters from Parent and the Company. If counsel is unable or unwilling to provide such opinion, the Company and Parent will use reasonable best efforts to jointly appoint another independent tax advisor of national reputation to deliver such opinion.

Section 8.3.  Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a)                Representations and Warranties. (i) The representations and warranties of Parent set forth in the first and final sentences of Section 5.1(a), Section 5.4(a), Section 5.4(b) and Section 5.13 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.8(b) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (iii) the other representations and warranties of Parent and Merger Sub set forth in Article V (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iii), where any failures of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Performance of Obligations. Parent and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)                No Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

78

(d)               Parent Officers’ Certificate. The Company shall have received from the Parent a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)                Tax Opinion. The Company shall have received a written opinion from Kilpatrick Townsend & Stockton LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date to the effect that, on the basis of certain facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In rendering the opinion described in this Section 8.3(d), such counsel shall be entitled to receive and rely upon customary representation letters from Parent and the Company. If counsel is unable or unwilling to provide such opinion, the Company and Parent will use reasonable best efforts to jointly appoint another independent tax advisor of national reputation to deliver such opinion.

Article IX
TERMINATION

Section 9.1.  Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)                by mutual written consent of Parent and the Company;

(b)               by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (B) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, and in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c)                by Parent, in the event that (i) neither Parent nor Merger Sub is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent or Merger Sub of such breach, failure to perform, violation or inaccuracy;

79

(d)               by either Parent or the Company, in the event that the Effective Time has not occurred on or before the Outside Date; provided that (i) if, on the Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(c) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of three (3) months, (ii) if, on the Outside Date, as extended, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(c) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be further extended for all purposes hereunder by a period of three (3) months, and (iii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement required to be performed prior to the Effective Time has been a proximate cause of, or primary factor that resulted in, the failure of the Effective Time to occur by the Outside Date;

(e)                by Parent, prior to the Company Stockholder Approval, if, prior to obtaining the Company Stockholder Approval, a Change of Recommendation (only to the extent permitted by this Agreement) has occurred;

(f)                by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(g)               by the Company, prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with Section 6.4 and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iv); or

(h)               by either Parent or the Company, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof), in each case, at which a vote on the adoption of this Agreement was taken, shall have concluded and the Company Stockholder Approval shall not have been obtained.

80

Section 9.2.  Effect of Termination.

(a)                In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company (or any stockholder, member, director, manager, officer, employee, agent, consultant, or Representative of such party), except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, “willful breach” shall mean a breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

(b)               Termination Fee.

(i)                 If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(h), (B) after the date hereof and prior to the date of the Company Stockholders’ Meeting, a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least two (2) business days prior to the Company Stockholders’ Meeting, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(ii)               If (A) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is made to the Company Board of Directors or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and not withdrawn prior to such termination, (B) (I) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) or (II) Parent terminates this Agreement pursuant to Section 9.1(c)(ii)(A) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements under this Agreement following the receipt of such Acquisition Proposal and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(iii)            If Parent terminates this Agreement pursuant to Section 9.1(e), within two (2) business days after such termination, the Company shall pay to Parent the Termination Fee.

(iv)             If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

81

(v)               In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(vi)             Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “twenty percent (20%)” and “eighty percent (80%)” therein shall be deemed to be references to “fifty percent (50%).”

(c)                Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement.

(d)               Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all reasonable out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, except for the right to seek monetary damages for fraud (solely as it relates to the representations and warranties expressly made in Article IV) or willful breach (as defined in Section 9.2(a)) occurring prior to the valid termination of this Agreement, upon Parent’s receipt of the Termination Fee (and any other amounts contemplated by this Section 9.2(d)) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

82

Article X
MISCELLANEOUS

Section 10.1.  Amendment and Modification; Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval; provided further, that any such amendment or waiver shall be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company, and any such amendment or waiver shall be binding upon Parent or Merger Sub only if such amendment or waiver is set forth in a writing executed by Parent or Merger Sub, as applicable. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 10.2.  Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3.  Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission provided, that no “bounceback” or notice of non-delivery is received) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:	Euronet Worldwide, Inc. 11400 Tomahawk Creek Parkway, Suite 300 Leawood, Kansas 66211 Email: agodderz@euronetworldwide.com Attention: Adam Godderz

83

with a copy to:	Stinson LLP 1201 Walnut Street, Suite 2900 Kansas City, Missouri 64106 Email: patrick.respeliers@stinson.com scott.gootee@stinson.com Attention:Patrick Respeliers Scott Gootee
if to the Company, to:	CoreCard Corporation CoreCard Corporation One Meca Way Norcross, GA 30093 Email: matt@corecard.com Attention: Matt White
with copies to:	Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street NE Suite 2800 Atlanta, GA 30309 Email: jheineman@ktslaw.com bbarkley@ktslaw.com Attention: Justin B. Heineman W. Benjamin Barkley

84

Section 10.5.  Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “made available,” when used with respect to any document, agreement or information provided by the Company, shall mean that such document, agreement or information has been posted to the electronic data room captioned “Project Genesis” hosted by ideals at least one day prior to the date hereof. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6.  Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7.  Entire Agreement; Third-Party Beneficiaries.

(a)                This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)               Except as provided in Section 7.4, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

85

Section 10.9.  Governing Law; Jurisdiction.

(a)                Except with respect to the effects of the Merger, which shall be governed by the GBCC and other Applicable Laws of the State of Georgia, this Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Merger or the other Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)               Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.10.  Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11.  Assignment. This Agreement shall not be assignable by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties and any attempt to make any such assignment without such consent shall be null and void; provided, that Merger Sub may, without the consent of the Company, assign in whole or in part its rights, interests and obligations pursuant to this Agreement to another wholly owned direct or indirect Subsidiary of Parent; provided that no such assignment shall relieve Parent or Merger Sub of their respective obligations hereunder or otherwise alter or change any obligation of any other party hereto and no such transfer shall be permitted to the extent it would reasonably be expected to delay the Closing. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

86

Section 10.12.  Specific Performance; Remedies.

(a)                Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)               The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions, including the Merger) is not performed in accordance with its specific terms or is otherwise breached. It is agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to enforce specifically the terms and provisions of this Agreement or to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief in each case in accordance with Section 10.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity. For the avoidance of doubt, a Party may concurrently seek specific performance of the terms and provisions of this Agreement or other equitable relief and other monetary damages, remedies or awards.

(c)                The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to specific performance or any other remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is unenforceable, invalid, contrary to Law or inadequate for any reason or that specific performance is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

87

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

EURONET WORLDWIDE, INC.
By
Name: Michael J. Brown
Title: Chairman, President & Chief Executive Officer

GENESIS MERGER SUB INC.
By
Name: Adam Godderz
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

88

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CORECARD CORPORATION
By
Name: J. Leland Strange
Title: Chairman, President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

89